Lehman Brothers Where vision gets built.SM
Filed pursuant to Rule 433
Registration Statement No. 333-140456
Dated October 29, 2007
Global Convertibles Products
Reverse Exchangeable Note
Final Terms and Conditions as of October 29, 2007
The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this term sheet relates. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents to the Issuer has filed with the SEC, for more complete information about the Issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus if you request it by calling toll-free 1-888-603-5847.

General Issue Terms

Issuer:	Eksportfinans ASA (AAA/AA+)

Issue Type:	Registered medium term notes (equity-linked)

Securities Offered:	1 year and 1 day notes (the “Notes) with payment at maturity linked to the performance of the Underlying Stock

Currency:	USD

Maturity:	1 year plus 1 day

Number of Securities:	3,571,500 Notes

Principal Amount:	$18.20 per Note, and in the aggregate, $65,001,300.00

Denominations:	$18.20 and integral multiples thereof

Issue Price:	100.00%

Coupons

Coupon Rate:	13.00% per annum

Coupon Payment Dates:	Monthly, on the 1st calendar day of each month, beginning December 1, 2007 (long first coupon)

Coupon Record Date:	15 calendar days prior to each Coupon Payment Date

Dates

Trade Date:	October 29, 2007

Issue Date:	October 31, 2007

Stated Maturity Date:	November 1, 2008 (1 year and 1 day after the Issue Date)

Valuation Date:	October 27, 2008 (the 5th business day prior to the Stated Maturity Date)

Payments at Maturity

Underlying Stock:	The common stock of Time Warner Inc. (“TWX”)

Upper Strike Price:	$21.98, or 120.75% of the Initial Value

Lower Strike Price:	$12.74, or 70.00% of the Initial Value

Equity Cap Price:	$18.20, or 100% of the Initial Value

Equity Floor Price:	$11.43, or 62.78% of the Initial Value

Initial Multiplier:	1

Initial Value:	The average execution price per share for the Underlying Stock that an affiliate of the Issuer will pay to hedge the Issuer’s obligations under the notes. ($18.20)

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Lehman Brothers Where vision gets built.SM
Global Convertibles Products

Maturity Payment Options:	On the Stated Maturity Date, the Issuer will pay either in cash the “Cash Settlement Amount” or, if the Issuer has so elected, in shares of the Underlying Stock the “Stock Settlement Amount”. If the Issuer elects to settle in shares, it will notify the Paying Agent by written notice no later than the Valuation Date.

Cash Settlement Amount:	For each Note, the Issuer will pay you the lesser of the following amounts:

(i) 0.896861 * Settlement Value, and

(ii) The Equity Cap Price

Provided that,

(i) If the Settlement Value is less than the Lower Strike Price, Cash Settlement Amount shall be the Equity Floor Price

(ii) If the Settlement Amount is greater than or equal to the Upper Strike Price, Cash Settlement Amount shall be the sum of

(i) Equity Cap Price, and

(ii) 0.65 * (Settlement Value - Upper Strike Price)

Settlement value:	Adjusted Closing Price as of the Valuation Date multiplied by the Multiplier then in effect

Adjusted Closing Price:	The sum of:

(i) its official closing price on its Quotation Exchange on such trading day and

(ii) its Dividend Adjustment Amount as of such trading day

Stock Settlement Amount:	A number of shares of Underlying Stock having a value on the Valuation Date equal to the Cash Settlement Amount

If the calculations above result in fractional shares, the Issuer will pay cash in an amount equal to the value of the fractional shares based upon the official closing price of the Underlying Stock on its Quotation Exchange on the valuation date.

Dividend Adjustment Details

Expected Dividend Schedule:

Expected Dividend Amount
Expected Ex-Dividend Date	(per share)
November 29, 2007	$0.063
February 28, 2008	$0.063
May 28, 2008	$0.063
Aug 28, 2008	$0.063

Dividend Adjustment Amount:	The Dividend Adjustment Amount as of any scheduled trading day shall be calculated as the difference between the Actual

Lehman Brothers Where vision gets built.SM
Global Convertibles Products

Aggregate Dividend and the Expected Aggregate Dividend, in each case as of such scheduled trading day, which difference may be positive or negative.

Expected Aggregate Dividend:	With respect to any scheduled trading day, the Expected Aggregate Dividend shall be calculated as the sum of Expected Dividend Amounts corresponding to all Expected Ex-dividend Dates within the period from but excluding the Trade Date to and including such scheduled trading day.

Actual Aggregate Dividend:	With respect to any scheduled trading day, the Actual Aggregate Dividend shall be calculated as follows:

•        If ex-dividend dates occur within the period from but excluding the Trade Date to and including such scheduled trading day, the Actual Aggregate Dividend shall be the sum of regular cash dividends declared per share of the Underlying Stock on all such ex-dividend dates;

• If no ex-dividend dates occur within the period from but excluding the Trade Date to and including such scheduled trading day, the Actual Aggregate Dividend shall be zero.

Other Information

Listing:	None

TRACE Eligibility:	TBD

Business Days:	New York

Quotation Exchange:	For the Underlying Stock: New York Stock Exchange

For the Notes: None

Calculation Agent:	Lehman Brothers Inc.

Trustee:	Bank of New York

Adjustments:	Detailed provisions specifying the adjustments to be made to the terms and conditions of the Notes upon the occurrence of a market disruption event or an adjustment event in relation to the Underlying Stock shall be contained in the prospectus supplement (including any applicable pricing supplement) relating to the Notes. All purchases of Notes are deemed to be subject to the terms thereof.

CUSIP Number:	TBD

ISIN Number:	TBD

Clearing:	DTC